Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

HORIZON HEALTH CORPORATION

as Seller,

and

CAREERSTAFF UNLIMITED, INC.

as Buyer

Dated as of August 22, 2005

Membership Interest Purchase Agreement	i

Membership Interest Purchase Agreement	ii

Section 10.12	Waiver of Jury Trial	27
Section 10.13	Calculation of Time Periods	27
Section 10.14	Third Party Beneficiary	27
Section 10.15	Captions	27
Section 10.16	Counterparts	27

Membership Interest Purchase Agreement	iii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 2.2	Assumption Agreement
Exhibit 3.2	Note A
Exhibit 3.3	Note B
Exhibit 3.4	Sun Guaranty
Exhibit 4.2(b)	Assignment of Membership Interest
Exhibit 4.2(g)	Non-Competition and Non-Solicitation Agreement
Exhibit 4.2(j)	Transition Services Agreement
Exhibit 4.2(k)	Assignment of Lock Box
Exhibit 4.3(a)	Seller’s Closing Certificate
Exhibit 4.3(b)	Buyer’s Closing Certificate
Exhibit 6.2	Certificate of Formation and Operating Agreement
Exhibit 6.21	Accounts Receivable

SCHEDULES

Schedule 2.2	August Bonuses
Schedule 4.2(l)	Third Party Consents Delivered At Closing
Schedule 6.2	Formation, Qualification and Officers
Schedule 6.6	Pending Litigation
Schedule 6.7	Contracts Requiring Consents
Schedule 6.8	Title Encumbrance
Schedule 6.9	Employees and Independent Contractors
Schedule 6.12	Contracts with Vendors and Landlords and Material Contracts with Customers
Schedule 6.16	Financial Statements
Schedule 6.17	Insurance
Schedule 6.18	Licenses
Schedule 6.19	Operational Assets not Owned or Leased
Schedule 6.20	List of Corporate Employees and Employment Contracts
Schedule 6.22	Trademarks, Domain Name Registration and Material Software
Schedule 6.28	List of Employee Benefit Plans

Membership Interest Purchase Agreement	iv

TABLE OF DEFINED TERMS

Accounting Firm	7
Accounts Receivable	15
Affiliate	2
Agreement	1
August Bonuses	3
Base Amount	7
Benefit Plans	16
Business	1
Buyer	1
Buyer Indemnified Parties	19
Claim Notice	21
Closing	4
Closing Date	4
Company	1
Company Liabilities	7
Contracts	12
Control	2
Corporate Employees	15
Damages	19
Disclosure Schedules	2
Effective Time	4
Employee Contracts	11
Environmental, Health, or Safety Law	12
ERISA	16
ERISA Affiliate	16
Escrow Agent	4
Escrow Date	4
Escrowed Documents	4
Execution Date	1
Financial Statements	13
GAAP	6
Indemnified Party	21
Indemnifying Party	21
Indemnity Notice	23
Intercompany Receivable	3
Interests	2
JPMorgan	5
Knowledge of Buyer	2
Knowledge of Seller	2
Liabilities – Accrued Expenses - Other	6
Licenses	14
Material Adverse Change	2
Material Adverse Effect	2
Maximum Rate	4
Net, Accounts Receivable	6

Membership Interest Purchase Agreement	v

Note A	4
Note B	4
Notice Period	21
Other Receivables - Other	6
Parties	1
Party	1
Person	2
Prepaids – Rent-Leased Space	6
Proprietary Rights	15
Relevant Claim	20
Seller	1
Seller Assumed Liabilities	3
Seller Indemnified Parties	20
Seller Tax Claims	19
Software	15
Sun	4
Sun Guaranty	4
Superseded Agreements	25
Third Party Claim	21
Third Party Consents	5
Trade Secrets	15
Working Capital	6

Membership Interest Purchase Agreement	vi

MEMBERSHIP INTEREST PURCHASE AGREEMENT

In exchange for the promises set forth below, Horizon Health Corporation, a Delaware corporation (“Seller”), and CareerStaff Unlimited, Inc., a Delaware corporation (“Buyer”), enter into this Membership Interest Purchase Agreement (“Agreement”), dated as of August 22, 2005 (the “Execution Date”), and agree as follows (Buyer and Seller may be referred to individually as a “Party” and collectively as the “Parties”):

WHEREAS, ProCare One Nurses, LLC, a Delaware limited liability company (the “Company”), is engaged in the business of providing specialized temporary nurse staffing services to acute care hospitals and specialty clinics (the “Business”); and

WHEREAS, Seller is the Manager and the sole member of the Company and, subject to the terms of this Agreement, desires to sell its membership interest in the Company to Buyer and Buyer desires to purchase Seller’s membership interest in the Company; and

WHEREAS, the Parties desire to document the terms and conditions under which such purchase and sale shall occur.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

Section 1. Definitions.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP.

(c) All references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.

(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

Membership Interest Purchase Agreement	1.

(g) “Disclosure Schedules“ shall mean the schedules attached to and constituting a part of this Agreement.

(h) “Knowledge of Buyer,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Rick Peranton, Richard Kopecky, Teresa Reinhardt and Gay Kelley, after reasonable inquiry of employees or agents of Buyer who were involved in Buyer’s due diligence review of Seller and the Business; provided, however, Buyer shall not be deemed to have knowledge of any matter that was not disclosed by Seller to Buyer in writing prior to the Closing.

(i) “Knowledge of Seller,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date and after reasonable inquiry of senior employees of the Company responsible for the relevant matters, of any of the following officers of Seller: John E. Pitts – CFO, Frank J. Baumann, SVP Operations, David K. Meyercord – SVP Administration and General Counsel, Donald W. Thayer – SVP – Acquisitions & Development, Peter Kavanaugh – VP – Acquisitions & Development, and Dana Hallberg – President of ProCare One Nurses, LLC.

(j) “Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Company shall mean any material adverse change which, has had or could reasonably be expected to have an adverse effect on the financial condition, business, operations or assets of Company taken as a whole or the Business taken as a whole, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

(k) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the Section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

Section 2. Purchase and Sale.

Section 2.1 Interests. At Closing (defined below), Seller shall irrevocably and forever sell, assign, and transfer to Buyer and its successors and assigns, and Buyer shall buy and accept from Seller, all of Seller’s rights, title, and interests in and to all of the issued and outstanding membership interests of the Company (collectively, the “Interests”), free and clear of any and all liens, encumbrances, and claims of ownership, in exchange for the Purchase Price (as defined in Section 2).

Membership Interest Purchase Agreement	2.

Section 2.2 Seller Assumed Liabilities. Seller and Buyer acknowledge and agree that Buyer is unwilling to purchase the Interests unless Seller assumes certain liabilities of the Company prior to or contemporaneously with the Closing. Seller shall execute and deliver an Assumption Agreement in the form of Exhibit 2.2 to be delivered at Closing and pursuant to which Seller shall assume any and all liabilities not identified in Working Capital (as defined in Section 4.3 below), and arising or incurred prior to the Closing Date or based on the operations of the Company or of the Business prior to the Closing Date, including but not limited to the following: (i) all of the Company’s payables for periods prior to the Closing Date (as defined in Section 4.1) excluding, however, all payables that were accounted for in the calculation of Working Capital, (ii) any and all tax obligations arising prior to the Closing Date or related to income allocable to periods prior to the Closing Date, including any deferred Federal and State taxes, (iii) any income tax liability resulting from cancellation or nonpayment of the Intercompany Receivable as described in Section 2.3 below, (iv) obligations arising under any bonus payable to Dana Hallberg or any other employee of Seller or Company as a result of the transfer of the ownership of the Company, (v) obligations under Seller’s Stock Options previously granted to any Company employees, (vi) bonuses earned by Dana Hallberg and Jeannie Eliott or any other employees of the Company for fiscal years ending on or before August 31, 2005, (vii) a pro rata portion, i.e., 28/31sts, of the monthly bonuses for the month of August 2005, earned pursuant to plans identified on Schedule 2.2 (the “August Bonuses”), (viii) workers compensation claims related to periods prior to the Closing Date, (ix) professional liability claims related to periods prior to the Closing Date, (x) group health insurance costs related to periods prior to the Closing Date, (xi) obligations under any of the Contracts (as defined in Section 6.12 below), except to the extent such obligations relate to Buyer’s operation of the Business on or after the Effective Time, (xii) obligations under any Employee Contracts, (xiii) payroll and welfare benefits through the Effective Time for all employees of the Company and for the Schedule 6.20 Employees, (ix) litigation arising out of or related to the operations of the Company or of the Business prior to the Closing Date (collectively, “Seller Assumed Liabilities”). The August Bonuses will not be included in the calculation of Working Capital and payment thereof shall be handled as set forth in the Transition Services Agreement, which is to be entered into by Buyer, Seller and the Company effective as of the Closing Date.

Section 2.3 Intercompany Receivable. Seller and Buyer acknowledge and agree that there is an intercompany account receivable (the “Intercompany Receivable”) that is owed to the Company by Seller, but that, immediately prior to the Closing Date, the Intercompany Receivable shall be canceled and Seller shall not be required to pay such account receivable to the Company, provided that Seller shall be responsible for any tax liability of Seller or the Company resulting from such nonpayment.

Section 3. Purchase Price. The Purchase Price shall be Eight Million Three Hundred Thousand and NO/100 Dollars ($8,300,000), except as may be adjusted pursuant to Section 4.3, and shall be payable as follows:

Section 3.1 Cash at Closing. Four Million Two Hundred Thousand and NO/100 Dollars ($4,200,000) shall be payable to Seller by wire transfer of immediately available funds at Closing.

Membership Interest Purchase Agreement	3.

Section 3.2 Note A. Two Million One Hundred Thousand and NO/100 Dollars ($2,100,000) shall be payable by Buyer’s execution and delivery at Closing of Buyer’s Promissory Note in the face amount thereof (“Note A”). Note A shall not bear interest and shall be due and payable in full six months after the Closing Date. Note A shall be in form and substance substantially the same as Exhibit 3.2 hereto.

Section 3.3 Note B. Two Million and NO/100 Dollars ($2,000,000) shall be payable by Buyer’s execution and delivery at Closing of Buyer’s Promissory Note in the face amount thereof (“Note B”). Note B shall bear interest at a floating rate of interest equal to the lesser of (i) the Prime Rate as set forth in The Money Rates Section of The Wall Street Journal, as it may be adjusted from time to time, or (ii) the maximum lawful rate of interest permitted to be charged thereon under the laws of the State of Texas (the “Maximum Rate”). Note B shall provide for twelve (12) quarterly payments of principal each in the amount of One Hundred Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($166,666.66), together with interest on the unpaid principal balance calculated as provided in Note B. The first payment of interest and principal shall be due and payable on the first day of the first month after the Closing Date and the last such payment due thirty-six months after the Closing Date. Note B shall be in form and substance substantially the same as Exhibit 3.3 hereto.

Section 3.4 Sun Guaranty. Each of Note A and Note B shall be guaranteed by Buyer’s parent, Sun Healthcare Group, Inc. (“Sun”) pursuant to a guaranty in form and substance substantially the same as that attached hereto as Exhibit 3.4 (the “Sun Guaranty”).

Section 3.5 Purchase Price Allocation. Buyer and Seller shall cooperate in a commercially reasonable manner to agree upon a purchase price allocation within thirty (30) days after the Closing.

Section 4. Closing.

Section 4.1 Escrow Date and Closing Date. On or before August 22, 2005 (the “Escrow Date”), all of the items set forth in Section 4.2 shall be delivered to Strasburger & Price, LLP, Attention: Patrick Owens, Esq., 901 Main Street, Suite 4400, Dallas, Texas 75202 (the “Escrow Agent”) to be held in escrow and released on August 29, 2005 (the “Closing Date”) upon satisfaction of the items in Section 4.3. The closing of the purchase of the Interests contemplated hereby (the “Closing”) shall be effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 4.2 Escrow Transactions. On or before the Escrow Date the following documents (collectively, the “Escrowed Documents”), all of which shall provide they are effective as of the Closing Date, shall be delivered to Escrow Agent to be held until the Closing date and then released to the other party, subject to the provisions of Section 4.3:

(a) Buyer and Seller shall each deliver four (4) executed copies of this Agreement.

(b) Seller shall deliver any certificates then held by Seller evidencing the Interests duly endorsed for transfer to the Buyer or, if such certificates do not exist, an Assignment of Membership Interest in the form attached hereto as Exhibit 4.2(b).

Membership Interest Purchase Agreement	4.

(c) Buyer shall deliver Note A duly executed by Buyer.

(d) Buyer shall deliver Note B duly executed by Buyer.

(e) Buyer shall deliver the Sun Guaranty duly executed by Sun.

(f) Seller shall deliver copies of the written resignations effective as of the Closing Date of each of the officers of the Company.

(g) Seller shall deliver an executed a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 4.2(g).

(h) Seller shall deliver a certified copy of the Certificate of Formation of Company and a good standing certificate for Company dated no earlier than thirty (30) days prior to the Closing Date issued by the Delaware Secretary of State or other applicable governmental authority.

(i) Seller shall provide any other documentation that effectuates this Agreement or any amendment hereto, as Buyer may request, including proof that all taxes, assessments, wages, and insurance premiums have been paid in full or will be paid in full as of the Closing Date.

(j) Buyer and Seller shall each deliver a signed Transition Services Agreement in the form of Exhibit 4.2(j), providing for Seller to provide certain services to Buyer after the Closing Date.

(k) Seller shall deliver documentation in the form attached hereto as Exhibit 4.2(k) evidencing that the Company’s lock box has been assigned to Buyer, effective as of the Closing, and that the assignment has been accepted by the bank at which the lock box is maintained.

(l) Seller shall deliver the executed consents (the “Third Party Consents”) for the Contracts identified on Schedule 4.2(l).

(m) Seller shall deliver a release of the Pledge of the Membership Interests to JPMorgan Chase Bank N.A. (“JPMorgan”) as agent for various banks, executed on behalf of JPMorgan.

(n) Seller shall deliver UCC Financing Statement Amendments executed by JPMorgan as agent for the secured parties, terminating the UCC-1 financing statements filed with the Secretary of State of Delaware on 7/8/02 as document numbers 21652662 and 21653157 and naming the Company as the debtor.

(o) Buyer, Seller and Company shall each deliver four (4) executed copies of the Assumption Agreement in the form attached hereto as Exhibit 2.2.

Membership Interest Purchase Agreement	5.

Section 4.3 Closing Date. On the Closing Date, upon Escrow Agent’s receipt of all of the following, Escrow Agent shall release the Escrowed Documents to Buyer or Seller, as appropriate:

(a) Seller shall deliver an executed Certificate in the form of Exhibit 4.3(a), affirming that all representations and warranties made by Seller in this Agreement are true and correct as of the Closing Date, and that the Seller’s Conditions to Close in Section 5.2 have been satisfied or waived;

(b) Buyer shall deliver an executed Certificate in the form of Exhibit 4.3(b), affirming that all representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date, and that the Buyer’s Conditions to Close in Section 5.1 have been satisfied or waived; and

(c) Buyer shall have wired to Seller Four Million Two Hundred and No/100 Dollars ($4,200,000.00), which constitutes the portion of the Purchase Price due to Seller in cash at Closing.

If all of the foregoing does not occur by 5:00 p.m. Central time on the Closing Date, Escrow Agent shall return the Escrowed Documents to the party who delivered them to Escrow Agent.

Section 4.4 Working Capital Settlement.

(a) As used herein, the term “Working Capital” shall mean the “Net, Accounts Receivable”, “Other Receivables – Other”, and “Prepaids – Rent-Leased Space” less the “Liabilities – Accrued Expenses – Other” as of the Closing Date, as determined in accordance with generally accepted accounting principles, consistently applied (“GAAP“), including the methods and practices as historically applied by the Company prior to the Closing. Notwithstanding the foregoing, the “Net, Accounts Receivable” for purposes of calculating Working Capital shall only include those accounts receivable that were outstanding on the Closing Date and were collected by the Company on or before December 31, 2005. Seller will retain “Cash and Current Assets-Other” and will pay all liabilities that relate to a period of time ending on or before the Effective Time. If the Company gets an invoice after the Effective Time that covers a period that includes the Effective Time, Horizon would be liable for and pay its prorata portion of the invoice relating to the period prior to the Effective Time.

(b) Buyer agrees to use commercially reasonable good faith efforts to collect all outstanding accounts receivable on the Closing Date and shall use reasonable efforts to notify Seller if any account debtors dispute any of these receivables. All collections after the Closing Date shall be applied first to the oldest outstanding invoice of the payor that was included in accounts receivable on the Closing Date unless (i) the payor has objected in writing to any specific invoice, or (ii) it is clear that the payor intends the payment to apply to a specific invoice, either because the payor has designated the invoice in writing or because the amount of the payment matches the amount of an invoice. Buyer acknowledges that the Company’s accounts receivable include amounts for services that have been provided by the Company but which have not yet been invoiced.

Membership Interest Purchase Agreement	6.

(c) Any accounts receivable that were outstanding on the Closing Date and remain outstanding on December 31, 2005 shall be assigned to Seller. Seller recognizes that some of the account debtors on these accounts may be ongoing customers of the Company, and Seller agrees to use only those collection efforts that it uses for its current customers. Buyer agrees to cause the Company to provide Seller with reasonable access to or copies of information reasonably required by Seller to respond to disputes raised by account debtors on the assigned accounts.

(d) On or before January 10, 2006, Buyer shall deliver to Seller its determination of Working Capital. Each Party shall have full access to the financial books and records pertaining to the Company to confirm or audit Working Capital computations. Should Seller disagree with Buyer’s determination of Working Capital, Seller shall notify Buyer in writing within fifteen (15) days after Buyer’s delivery of its determination of Working Capital and state the basis for its disagreement. If Seller and Buyer fail to agree within thirty (30) days after Seller’s delivery of notice of disagreement on the amount of Working Capital, such disagreement shall be resolved in accordance with the procedures set forth in Section 4.3(d), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Working Capital. The Purchase Price shall be increased or decreased based on the difference between the amount of the Working Capital and Two Million Four Hundred Twenty-Three Thousand Eight Hundred Twenty-Eight and No/100 Dollars ($2,423,828.00) (the “Base Amount”). Within five (5) business days after determination thereof, any excess of actual Working Capital over the Base Amount shall be paid in cash to Seller, and any deficiency in Working Capital to the Base Amount shall be paid in cash to Buyer, in either case without interest on such amount.

(e) Any liability reflected in Working Capital shall remain a liability of the Company (the “Company Liabilities”) and Seller shall have no liability therefor. No liability shall be included in the Working Capital unless such liability would have been included in the Company’s balance sheet using the methods and practices of the Company as historically applied by the Company prior to the Closing.

(f) In the event that Seller and Buyer are not able to agree on the actual Working Capital within thirty (30) days after Seller’s delivery of notice of disagreement in accordance with Section 4.3(b) hereof, Seller and Buyer shall each have the right to require that such disputed determination be submitted to the Dallas office of Ernst & Young, LLP, or if Ernst & Young, LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Buyer may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Working Capital. The Accounting Firm’s determination shall be binding upon Seller and Buyer. The Accounting Firm’s fees and expenses shall be borne equally by Seller and Buyer.

Membership Interest Purchase Agreement	7.

Section 5. Conditions to Closing.

Section 5.1 Buyer’s Conditions. The obligation of Buyer to consummate the transaction provided for herein is subject to the fulfillment of, or to the Buyer’s written waiver or extension or modification thereof, of each of the following conditions to Closing:

(a) All representations and warranties of Seller shall be true, correct, and complete as of the Closing Date.

(b) Seller shall have performed all of its obligations hereunder that are required to be performed as of the Closing Date.

(c) Buyer shall have received all consents, approvals, certifications and licenses as may be necessary to own the Interests and to operate the Business.

(d) Buyer shall be satisfied that there has been no Material Adverse Change to the Business or any of the Company’s assets or the Company’s liabilities.

(e) The Company shall not be in default under any of the Contracts or any other contract, lease or other agreement or instrument affecting or relating to the Company’s assets, the Company’s liabilities or the Business, where in Buyer’s good faith judgment such default would reasonably be expected to have a Material Adverse Effect on the Business or the Company either prior to or after Closing.

(f) Seller shall have made satisfactory arrangements with Buyer for the delivery of all of the books and records of the Company, including corporate record books.

(g) Seller shall have made satisfactory arrangements with Buyer for delivering full physical possession of the assets of the Company to Buyer.

(h) Seller shall have obtained a release satisfactory to Buyer of any obligations of the Company to JPMorgan, and the executed release shall have been delivered to Escrow Agent prior to the Closing Date to be delivered to Buyer at Closing.

(i) Buyer’s lender has completed its loan documentation related to this transaction and is ready to fund the loan.

(j) Buyer shall have approved the Schedules, which approval may be granted or denied by Buyer in its sole discretion.

Section 5.2 Seller’s Conditions. The obligation of Seller to consummate the transaction provided for herein is subject to the fulfillment, or to the Seller’s written waiver or extension or modification thereof, on or prior to the specific time provisions set forth below between the date hereof and the Closing Date, of each of the following conditions to Closing:

(a) All representations and warranties of Buyer shall be true, correct and complete as of the Closing Date.

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(b) Buyer shall have performed all of its obligations hereunder that are required to be performed as of the Closing Date.

Section 6. Representations by Seller. As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer that all of the following statements are true:

Section 6.1 Interests. Seller has the power and authority to enter into this Agreement, to sell the Interests to Buyer and to undertake and perform all of its other duties and obligations hereunder. There is no contract or any other obligation that prevents Seller from entering into this Agreement, prevents Seller from selling the Interests to Buyer, or prevents Seller from undertaking or performing all of Seller’s other duties and obligations hereunder. Other than the Third Party Consents, there is no consent or approval required from, and there is no notice that must be given to, any governmental agency or other third party in order for Seller to enter into this Agreement, for Seller to sell the Interests to Buyer, or for Seller to undertake and perform all of its other duties and obligations hereunder. Seller owns and has exclusive good and indefeasible title to all of the Interests, free and clear of any and all liens, encumbrances, and other claims of ownership, except restrictions on transfer under applicable securities laws. Seller has not sold, assigned, or transferred any of Seller’s rights, title, or interests in and to any of the Interests, except as contemplated by this Agreement. The Interests are not subject to any pending or threatened proceeding, litigation, bankruptcy, or adverse claim. Except for this Agreement, no person has any right or option to acquire any of the Interests. As a result of this Agreement and as of the Closing Date, Seller will no longer own any Interests and Buyer shall be the sole member of the Company.

Section 6.2 Company. The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Exhibit 6.2 is a copy of the Company’s Certificate of Formation and the Company’s Operating Agreement. The Company is qualified to do business in the jurisdictions identified on Schedule 6.2, which include every jurisdiction in which Company is required to be qualified based on the nature of its business or ownership of its assets except where the failure to so qualify would not have a Material Adverse Effect on the Company. Seller is the sole member of the Company. The officers of the Company are also listed on Schedule 6.2. The Company is a disregarded entity for federal and state income tax purposes and no election has been made to treat the Company as a corporation for federal or state income tax purposes.

Section 6.3 Subsidiaries, Etc. The Company (i) has no subsidiaries, (ii) does not own shares of stock in any corporation (other than shares in publicly traded companies held for investment purposes), (iii) is not a member of any limited liability company, (iv) is not a general or limited partner in any partnership, and (v) is not a participant in any joint ventures.

Section 6.4 No Proceedings. There is no pending or threatened legal or administrative action by any governmental entity that would result in the dissolution of the Company or otherwise limit the Company’s right to perform its obligations under this Agreement.

Section 6.5 Authority. Seller has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein.

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This Agreement is valid, binding, and enforceable against Seller in accordance with its terms. The execution of this Agreement and the consummation of the transactions contemplated herein do not breach any of the terms and conditions of nor constitute a default under or violation of Seller’s Certificate of Incorporation or of the Company’s Certificate of Formation or Operating Agreement or, subject to the Third Party Consents, of any applicable law, regulation, court order, mortgage, note, bond, indenture, agreement, license, or other instrument or obligation to which Seller or the Company is now a party or by which the Company or any of its assets may be bound or affected.

Section 6.6 Litigation and Incident Reports. Except as set forth on Schedule 6.6, there are no actions, suits, investigations, or proceedings pending or threatened by or before any court, administrative agency, or other governmental authority or any arbitrator against or relating to the Interests, the Company, or the Business. To Seller’s knowledge, Seller has provided Buyer with a list of all incident reports received by Seller since June 1, 2005.

Section 6.7 Compliance.

(a) The Company and the Company’s assets and business are in compliance with all applicable municipal, county, state, and federal laws, regulations, statutes, ordinances, standards, and orders and all administrative or court rulings and with all municipal, health, building, land use, and zoning laws and regulations, where any failure to comply therewith could have a Material Adverse Effect on the Company’s business, property, condition (financial or otherwise) or operations;

(b) There are no outstanding deficiencies or work orders of any authority having jurisdiction over the Company’s business or the premises requiring conformity to any applicable statute, regulation, ordinance, or bylaw;

(c) There are no outstanding claims, requirements, or demands of any licensing or certifying agency supervising or having authority over the Company’s business to rework or redesign any aspect thereof or to provide additional furniture, fixtures, equipment, or inventory so as to conform to or comply with any existing law, code, or standard;

(d) There has been no notice from any governmental body claiming a violation of any building, zoning, environmental, or other law or ordinance;

(e) The Company is not in default or in violation of, and no condition exists that with notice or lapse of time or both would constitute a default or violation of (i) any loan, contract, note, instrument, or agreement, or (ii) law, rules or regulations applicable to the Company or the Business and there are no orders, judgments, injunctions, decrees by any governmental body rendered against or affecting the Company or the Business; and

(f) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court; (ii) except as disclosed in Schedule 6.7, require consent from any third party; (iii) except as disclosed in Schedule 6.7, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create

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in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Company is a party or by which Seller or the Company is bound or to which any of Seller’s or Company’s assets is subject; or (iv) result in the imposition of any lien or security interest upon any of the Company’s assets other than the lien in favor of Buyer on the Interests specifically contemplated by the terms hereof.

Section 6.8 Property. Except as shown on Schedule 6.8, the Company has good, clear, marketable, and exclusive title to all of the Company assets free and clear of any and all debts, liens, encumbrances, claims, demands, third party rights, obligations, liabilities, security interests, mortgages, deeds of trust, burdens, adverse claims, charges, and other encumbrances of every kind and character, and all such property is located at the offices of the Company which are located in Santa Ana, California and West Bloomfield, Michigan. The Company is the authorized licensee of all computer software that it uses. The Company does not intend to and has not threatened to seek bankruptcy protection against the Company, or any of its assets. None of Seller’s or the Company’s current or former affiliates, employees, independent contractors, agents, or representatives has any right, title, or interest in or to the Business or any of the Company’s assets.

Section 6.9 Employees; Unions. Schedule 6.9 is a schedule as of the respective dates set forth therein of all persons presently employed by the Company in the operation of the Business, and the wages and other benefits presently paid to such employees, reflects all earned and accrued vacation, holiday and sick pay and retirement and severance benefits and earned bonuses due to and/or coming due to the employees of the Company as of the dates set forth therein, and lists all employment and severance agreements with employees of the Company (the “Employee Contracts”) and all Non-Competition and Non-Interference Agreements signed by the Corporate Employees related to the Company. Schedule 6.9 also separately lists the independent contractors who assist in the operation of the Business with a brief description of the job of each such independent contractor. Neither Seller nor the Company has any notice that any of the Company’s employees has any plan to terminate his/her employment. Except as reflected in the Employee Contracts, if any, all of the employees of the Company are at will employees. The Company (i) is not a party to and is not bound by any collective bargaining agreement, (ii) has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, (iii) has not received any written notices asserting, and is not subject to any final decisions of any applicable labor board or authority finding, that it has committed any unfair labor practice, (iv) has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to its employees and (v) except as reflected in the Employee Contracts, if applicable, has no severance arrangements of any kind with any employee. There is no notice asserting, or final decision of any applicable labor board or authority finding, that the Company has committed any act that violates any local, state, or federal law governing employment. Except as set forth in Schedule 6.6, there is no claim or liability relating to the Company for any workers’ compensation, disability, or occupational diseases.

Section 6.10 Hazardous Materials. The Company has not used, generated, transported, treated, constructed, deposited, stored, disposed of, or placed on, under, or from any real property owned or leased by the Company any flammable explosives, radioactive materials,

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or hazardous or toxic substances, materials, wastes, pollutants, or contaminants defined, listed, or regulated by any Environmental, Health, or Safety law, in violation of law. The Company has not released or discharged into the soil, surface waters, groundwater, drinking water supplies, navigable waters, land, surface, subsurface, ambient air, or other environmental medium any material that has resulted in or could result in any liability. The Company has not received any written notice, complaint, order, or action relating to any hazardous material, petroleum product, or environmental problem, impairment, or liability. The Company is not subject to any private or governmental lien or claim relating to any hazardous material, petroleum product, or environmental problem. The Company has not received any notice of any claim from any person regarding any violation of any Environmental, Health, or Safety Law or providing that the Company is or may be liable for damages or potentially responsible for removal, remedial, or response action with respect to any hazardous material or petroleum product. “Environmental, Health, or Safety Law“ means any law, ordinance, regulation, or requirement now or hereinafter in effect relating to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation, or damage thereof), health, safety, or any other environmental matter, including the following laws as the same may be amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 14 U.S.C. Section 1401 et seq.; the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; and any other similar federal, state, county, or local statute, law, ordinance, resolution, code rule, regulation, order, or decree.

Section 6.11 Condemnation. There is presently no pending or, to the knowledge of Seller, contemplated or threatened condemnation of any portion of any real property owned or leased by the Company.

Section 6.12 Contracts. Set forth on Schedule 6.12 is a list of all contracts between the Company and its vendors or landlords, and a list of all material contracts between the Company and its customers or any other third parties (collectively the “Contracts”). Each of the Contracts is a legal, valid, and binding obligation of the Company and, to Seller’s knowledge, of each other party thereto and each such Contract is in full force and effect. The Company and each other parties to the Contracts have performed all obligations required to be performed by each of them in all material respects under each Contract and are not in breach or default, and are not alleged to be in breach or default, in any material respect under any of the Contracts. No event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default, or event of default under any of the Contracts or would give to any person the right to cause such a termination or would cause an acceleration of any liability under any of the Contracts. Neither the Company nor Seller has received any notice of any actual, alleged, possible, or potential default, violation, cancellation, non-renewal, or change of a term with respect to any of the Contracts. Except as set forth in Schedule 6.12, since January 1, 2005, the Company has not received any written notice that any party intends to cancel any Contract or materially reduce the level of business it conducts with the Company.

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Section 6.13 Taxes. The Company and Seller have filed on a timely basis all tax returns that are or were required to be filed. All such tax returns were correct and complete in all material respects. The Company has no income tax liability given its treatment as a disregarded entity for federal and state income tax purposes and Seller has paid all taxes required by law. Neither Seller nor the Company is the beneficiary of any extension of time within which to file any tax return. No claim has been made by any taxing authority against the Company. The Company has withheld and paid all taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, owner, workers compensation costs, fees or insurance, or other person. In addition, the Company and Seller have collected and remitted all required sales and use taxes with respect to the Business.

Section 6.14 Liens. There are no contractor’s or other mechanic’s liens presently claimed or for which any basis exists for a claim against the Company’s assets.

Section 6.15 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller or the Company, or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions, except for such fees or other commissions as to which Seller shall have full responsibility and, with respect to any such fees or commissions, neither Buyer nor the Company shall have any liability.

Section 6.16 Financial Statements.

(a) True and correct copies of the Company’s unaudited balance sheet and income statement for the twelve (12) month period ended August 31, 2004 and the eleven month period ended July 31, 2005 are attached hereto as Schedule 6.16 (the “Financial Statements”). Seller has advised Buyer that Seller has consistently included in accounts receivable unbilled fees for services rendered, which Seller advises may not be in accordance with GAAP. Other than this practice and the other matters identified on Schedule 6.16, the Financial Statements have been prepared in accordance with GAAP. Such income statements present fairly in all material respects the results of operations of the Company for the respective periods covered and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates.

(b) Since July 31, 2005 there has not been, occurred or arisen:

(i) any material liability other than those arising out of the ordinary course of business of the Company;

(ii) any change in or event affecting the Company or the Business that has had or would reasonably be expected to have a Material Adverse Effect;

(iii) any strike or other labor dispute; or

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(iv) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of the Company that is material or that has involved or may involve a material loss to the Company in excess of applicable insurance coverage.

(c) Since July 31, 2005 there has not been any Material Adverse Change in the Business, the Company’s assets or the Company’s liabilities, or the Company’s operations or condition (financial or otherwise) and to Seller’s knowledge there has not been any development or threatened development of a nature that is or may be materially adverse thereto. All of the books and records of the Business are true and correct in all material respects.

Section 6.17 Insurance. Schedule 6.17 is a true and complete schedule of current insurance coverage, the premiums payable therefor and a brief description of all policies or binders of property, liability, professional liability, bonding, crime, workmen’s compensation, vehicular and other insurance maintained by the Company. All such policies are in full force and effect and neither Seller nor the Company has received any notices or threats of cancellation, change, or modification of coverage. All premiums covering all periods up to and including the date hereof have been paid on such policies. Seller has no knowledge of any state of facts, or of the occurrence of any event, which, with notice or lapse of time or both, reasonably might form the basis for any claim against the Company which is not fully covered by the policies referred to on Schedule 6.17. Except as set forth in Schedule 6.17, the Company has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years. Such insurance policies shall be cancelled as of the Effective Time.

Section 6.18 Licenses. The Company currently maintains all local, state and federal licenses necessary for the lawful operation of the Business (“Licenses”) and currently meets all material requirements that are applicable to the Licenses. A true and complete list of all of the Licenses held by the Company is set forth in Schedule 6.18. There is no action pending or, to the knowledge of Seller, recommended by the appropriate local, state or federal agency having jurisdiction thereof, to terminate or rescind or not to renew any of the Licenses or any action of any other type with respect to the Licenses.

Section 6.19 Operational Assets. Except as set forth on Schedule 6.19, the Company owns or leases all of the assets, properties, and rights used in or necessary for the conduct of the Business as conducted prior to the Closing Date. Except as set forth on Schedule 6.19, the consummation of the transactions contemplated by this Agreement will not result in the Company losing any such assets, properties or rights.

Section 6.20 Employees of Seller. Except for the employees of Seller identified on Schedule 6.20 (the “Corporate Employees”), all of the individuals who provide services to the Company to enable the Company to conduct the Business as conducted prior to the Closing Date, are employees of the Company. Except as shown on Schedule 6.20, the Seller has no written or oral Employment Contracts with employees who provide services to the Company. Neither Seller nor the Company has any notice that any of the Seller’s employees who provide services to the Company has any plan to terminate his or her employment. Seller shall terminate all of the Corporate Employees as of the Effective Time and shall pay all compensation and benefits due such employees through the Effective Time, including, without limitation, compensation for paid time off.

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Section 6.21 Accounts Receivable. Exhibit 6.21 is a list of all current accounts receivable as of July 31, 2005, including an accounts receivable aging. All accounts receivable of the Company included in the Financial Statements (the “Accounts Receivable”) other than the Intercompany Receivable, represent sales actually made or services actually delivered in the ordinary course of business. During the past ninety (90) days, Seller has collected accounts receivable only in the ordinary course of business, and has not offered discounts or incentives for early payment.

Section 6.22 Proprietary Rights.

(a) The Company is the sole owner, free and clear of any claim or lien, or has a valid license, to (i) all trademarks, service marks, logos, designs, trade names, Internet domain names and corporate names, and the goodwill of the Business connected therewith and symbolized thereby; (ii) all copyrights; (iii) all computer software and all data files, databases, source code, object code, user interfaces, manuals and other specifications and documentation related thereto, and all intellectual property and proprietary rights incorporated therein, other than customary off-the-shelf licensed software (collectively, the “Software”); (iv) all web sites, web pages and related items, and all intellectual property and proprietary rights incorporated therein; (v) and all trade secrets, and know-how (“Trade Secrets”) and all proprietary and intellectual property rights, grants, registrations and applications relating thereto (collectively, the “Proprietary Rights”) necessary for the conduct of the Business as now conducted; (b) the Company’s rights in the Proprietary Rights are valid and enforceable; (c) neither the Company or Seller has received any demand, claim, notice or inquiry from any Person in respect of the Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any Proprietary Rights, and neither the Company nor Seller knows of any basis for any such challenge; (d) neither the Company, nor the Business, is in violation or infringement of, or has violated or infringed upon, any Proprietary Rights of any other Person; and (e) to the knowledge of Seller and the Company, no Person is infringing any Rights.

(b) Schedule 6.22 contains a complete and accurate list, as of the date hereof, of all trademarks, trademark registrations, domain name registrations, corporate name registrations, and registered copyrights included in the Rights, all material software used by the Business as now conducted and all license and other agreements relating thereto.

Section 6.23 No Misrepresentations. The representations, warranties and statements made by Seller in this Agreement (including any Disclosure Schedule, Exhibit or certificate furnished by Seller in accordance with the terms of this Agreement), are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

Section 6.24 Background Checks and Drug Screening. The Company has performed a background check and drug screening on all applicable employees of the Company.

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To the knowledge of Seller, (i) no employee of the Company has been convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or other Government Program related offense, or convicted of or charged with a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, (ii) no employee of the Company has been excluded or suspended from participation in Medicare or Medicaid, or other Government Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs, (iii) no employee has failed a drug screening, and (iv) no employee has been convicted of an exclusionary crime under state law.

Section 6.25 Employee Licenses. To the knowledge of Seller, each employee of the Company who provides health care services in the course of employee’s employment with the Company is currently licensed to provide such health care services in accordance with applicable laws and regulations.

Section 6.26 No Other Representations or Warranties. Except to the extent set forth in this Section 6, Seller has not made, nor makes, and expressly disclaims, any representation or warranty of any kind or character, express or implied, oral or written, past present or future, with respect to the Company, the Business, the Company’s assets, the transactions contemplated hereby or the matters set forth herein.

Section 6.27 Accounts Payable. Since July 31, 2005, the Company has paid all accounts payable in the ordinary course of business consistent with the Company’s past practices.

Section 6.28 Employee Benefits

(a) Schedule 6.28 sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called “Benefit Plans”) sponsored, maintained, or required to be contributed to, by the Sellers for the benefit of any current or former directors, officers, employees or independent contractors of the Business. The Sellers have made available to Purchaser complete and accurate copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (iii) each trust agreement and group annuity contract relating to any Benefit Plan.

(b) Except as set forth in Schedule 6.28, each Benefit Plan has been administered in material compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. None of the Sellers nor any entity that is treated with a Seller as a single employer under Section 414 of the Code (“ERISA Affiliate”) maintains or contributes to any benefit plan that is subject to the provisions of Title IV of ERISA. None of the Sellers nor any ERISA Affiliate has any unsatisfied material liability under the Code, ERISA

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or any foreign law in respect of any Benefit Plan. Each employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is subject to determination letter from the Internal Revenue Service stating it is so qualified and the Sellers have no knowledge of facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to the knowledge of any Seller, threatened claims, suits or arbitrations involving any Benefit Plan except any routine claim for benefits under a Benefit Plan.

Section 6.29 Guarantees. Except for any obligations the Company has related to or arising out of the obligations of Seller or Affiliates of Seller to JPMorgan, for itself and as agent for various banks, all of which shall be released as of the Effective Time, the Company has not guaranteed any other obligations of Seller, any Affiliate of Seller or of any other person or entity.

Section 7. Representations by the Buyer. As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller that all of the following statements are true.

Section 7.1 Authority. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Sun has the full corporate power and authorization to enter into the Sun Guaranty.

Section 7.2 Authorization/Execution.

(a) All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, all documents executed by Buyer which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Buyer. No other corporate or other action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Buyer and, assuming due and valid execution by, and enforceability against, Seller, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (ii) limitations on the enforcement of equitable remedies.

(b) All corporate and other actions required to be taken by Sun to authorize the execution, delivery and performance of the Sun Guaranty, all documents executed by Sun which are necessary to give effect to the Sun Guaranty, and all transactions contemplated thereby, have been duly and properly taken or obtained by Sun. No other corporate or other action on the part of Sun is necessary to authorize the execution, delivery and performance of the Sun Guaranty, all documents necessary to give effect to the Sun Guaranty and all transactions contemplated thereby. The Sun Guaranty has been duly and validly executed and delivered by Sun and constitutes the valid and binding obligation of Sun enforceable in accordance with its terms subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (ii) limitations on the enforcement of equitable remedies.

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Section 7.3 Organization and Good Standing; No Violation.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Buyer is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Buyer; (ii) violate any law, rule or regulation applicable to Buyer which would have a material adverse effect on Buyer; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Buyer is a party, or by which Buyer is bound; (iv) permit the acceleration of the maturity of any indebtedness of Buyer; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer.

Section 7.4 Legal Proceedings. There is no order or action pending, or, to the knowledge of Buyer, threatened, against or affecting Buyer, or any of its respective properties or assets that would have a material adverse effect on Buyer’s ability to fulfill its obligations under this Agreement.

Section 7.5 Solvency. Buyer is not insolvent and will not be rendered insolvent as a result of the consummation of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of the tangible assets of such party is in excess of the total amount of its liabilities; (b) Buyer is able to pay its debts or obligations in the ordinary course as they mature; and (c) Buyer has capital sufficient to carry on its business and all businesses which it is about to engage.

Section 7.6 No Conflicts; Consents. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Buyer is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Buyer, (ii) violate any law, rule or regulation applicable to Buyer which would have a material adverse effect on Buyer; (iii) violate or conflict with, or result in a material breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a material default) under, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Buyer is a party, or by which Buyer is bound; (iv) permit the acceleration of the maturity of any indebtedness of Buyer; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer.

Section 7.7 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or Sun, or any of their respective Affiliates in connection with the negotiation, execution or performance of

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this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Buyer shall have full responsibility and, with respect to such fees or commissions, Seller shall not have any liability.

Section 8. Indemnification.

Section 8.1 Survival. All representations, warranties, covenants, agreements and indemnifications of Seller and Buyer, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Buyer and Seller, respectively. All representations and warranties of Seller and Buyer shall continue to be fully effective and enforceable following the Closing Date for a period of two (2) years and shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such period an outstanding notice of a claim made in compliance with the terms of Section 8.4, such applicable period shall not end in respect of such claim until such claim is resolved.

Section 8.2 Indemnification of Buyer by Seller.

(a) Indemnification. Seller shall keep and save Buyer, the Company and their respective officers, directors, employees, agents and other representatives (the “Buyer Indemnified Parties”) forever harmless from and shall indemnify and defend the Buyer Indemnified Parties against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Seller under this Agreement or any documents delivered pursuant hereto, (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement or any documents delivered pursuant hereto, (iii) the Seller Assumed Liabilities, (iv) all taxes of the Company incurred in or attributable to the period ending or deemed to end on or prior to the Closing Date (referred to herein as “Seller Tax Claims”), (v) any professional liability claim arising out of the business operations of the Company prior to the Effective Time, and (vi) any claim by a third party with respect to any act or omission of the Company in the operations of the Business, which claim has accrued, arisen, or come into existence at any time prior to the Closing Date. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Buyer Indemnified Parties.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify a Buyer Indemnified Party under Section 8.2(a) and no claim under Section 8.2(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Buyer to Seller in the manner provided in Section 8.4, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

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(ii) to the extent related to a claim under Section 8.2(a)(i) for Seller’s breach of any representation or warranty of Seller under this Agreement or any documents delivered pursuant hereto, unless the liability of Seller in respect of any single claim or multiple claims in the aggregate exceeds Sixty Thousand Dollars ($60,000) (a “Relevant Claim”), in which event Buyer Indemnified Party shall be entitled to seek indemnification for the total amount of the Relevant Claim(s);

(iii) to the extent that Buyer had actual written knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Seller or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time; or

(iv) to the extent such claim relates to an obligation or liability for which Buyer has agreed to indemnify Seller pursuant to Section 8.3.

(c) Damages Cap. Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Buyer under this Agreement shall not exceed the aggregate Purchase Price that has been paid by Buyer to Seller; provided however, that such limitation on the maximum aggregate liability of Seller shall not apply to any of the matters listed on Schedule 6.6.

Section 8.3 Indemnification of Seller by Buyer.

(a) Indemnification. Buyer shall keep and save Seller and Seller’s officers, directors, managers, employees, agents and other representatives (the “Seller Indemnified Parties”) forever harmless from and shall indemnify and defend the Seller Indemnified Parties against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Buyer under this Agreement, (ii) any breach or default by Buyer under any covenant or agreement of Buyer under this Agreement, (iii) any account payable of the Company that was accounted for as part of the calculation of Working Capital, (iv) any professional liability claim arising out of the business operations of the Company on and after the Effective Time, and (v) any claim by a third party with respect to any act or omission of the Company in connection with the operation of the Business, which claim has accrued, arisen or come into existence at any time after the Closing Date, but only to the extent such claims do not arise out of any Seller Assumed Liabilities. No provision in this Agreement shall prevent Buyer from pursuing any of its legal rights or remedies that may be granted to Buyer by law against any person or legal entity other than Seller Indemnified Parties.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall be under no liability to indemnify Seller under Section 8.3(a) and no claim under Section 8.3(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Seller to Buyer in the manner provided in Section 8.4, unless failure to provide such notice in a timely manner does not materially impair Buyer’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent related to a claim under Section 8.3(a)(i) related to Buyer’s breach of any representation or warranty of Buyer under this Agreement or any documents delivered pursuant hereto, unless and only to the extent that the actual liability of Buyer in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Seller shall be entitled to seek indemnification for the total amount of the Relevant Claim(s);

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(iii) for any Seller Assumed Liabilities;

(iv) to the extent that Seller had actual written knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Buyer or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time; or

(v) to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Buyer pursuant to Section 8.2.

Section 8.4 Method of Asserting Claims. All claims for indemnification under this Section 8 by any person entitled to indemnification (an “Indemnified Party”) under this Section 8 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a person other than Seller, Buyer or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as

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provided in Section 8.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(a)(i), and except as specifically provided in this Section 8.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 8.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 8.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.4(a)(ii). Subject to the above terms of this Section 8.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an

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Indemnity Notice to the Indemnifying Party. The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Section 8 hereof (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 8.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

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(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

Section 8.5 Right of Offset. In addition to any other rights provided under this Agreement, Buyer shall be entitled to offset the amount of any indemnification claims against Seller that have been resolved against any payments due under Note A or Note B. Any claims that have been asserted on or before a payment date under Note A or Note B but are not resolved prior to the payment date may be offset against the payment then due if Buyer shall deposit such withheld funds in an escrow account with a national bank to be held until receipt of joint disbursement directions signed by Seller and Buyer or upon the resolution of such unresolved claims. The rights of offset described in this Section 8.5 shall not be the sole and exclusive remedy of Buyer.

Section 8.6 Exclusive Remedy. Other than claims for fraud or equitable relief, any claim for indemnification arising under this Agreement shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Section 8. If Seller and Buyer cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal in accordance with the provisions of this Section 8.

Section 8.7 Survival. The provisions of this Section 8 and the obligations of the parties hereunder shall survive the Closing.

Section 8.8 Release. Seller hereby releases the Company of and from any claims that it may be able to assert for indemnity for acts performed in its capacity as a member or manager of the Company. Buyer, for itself and on behalf of the Company, hereby releases Seller from any claims that the Company may have against Seller for acts performed by Seller in its capacity as a member or manager of the Company; provided, however, that such release shall not apply to any of the Seller Assumed Obligations, any of the indemnification obligations, or any other obligations arising under this Agreement.

Section 9. Non-Disclosure. Confidential Information means all: (i) of the Company’s trade secrets and confidential information; (ii) information treated by the Company as confidential; and (iii) information provided by third parties that the Company must keep confidential; provided, however, that Confidential Information does not include any information that (a) is available to the public through no fault of Seller, (b) is furnished by the Company to third parties without any disclosure restriction, or (c) Seller is legally obligated to disclose, but only if Seller first gives the Company prompt notice thereof so that the Company may challenge the legally compelled disclosure. Seller must not disclose any Confidential Information to any other person, unless that other person is authorized by Buyer to have access to the Confidential Information. All Confidential Information is the Company’s exclusive property.

Section 10. Miscellaneous.

Section 10.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding

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between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements“), which Superseded Agreements shall be of no further force or effect.

Section 10.2 Further Assurances and Cooperation. Each Party shall execute, acknowledge and deliver to the other Party any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by the other Party at any time and shall take any and all other actions reasonably requested by the other Party at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Buyer, the Interests. After consummation of the transactions contemplated in this Agreement, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby. Without limiting the foregoing, Seller specifically agrees that if there are any Contracts identified on both Schedule 6.7 and Schedule 6.12, but not on Schedule 4.2(l), Seller shall use diligent efforts to obtain such consents after Closing unless Buyer requests in writing that Seller cease its efforts.

Section 10.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that Buyer may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Sun.

Section 10.4 Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

Section 10.5 Applicable Law; Venue; Jurisdiction. This Agreement is governed by, and must be construed and enforced in accordance with, the laws of the State of Texas, excluding principles of conflict of law. Venue for all disputes relating to this Agreement must be in Dallas County, Texas. For all disputes relating hereto, each Party consents to the jurisdiction of Texas courts and agrees that those courts have personal jurisdiction over each Party.

Section 10.6 Construction. This Agreement has been drafted jointly by the Parties and must be construed in accordance with the fair meaning hereof. The headings herein do not affect the interpretation of this Agreement.

Section 10.7 Severability. Any provision hereof held to violate any law or public policy in any jurisdiction is, as to that jurisdiction only, ineffective only to the extent of the invalidity, without affecting any other provision hereof, and each provision hereof is valid and enforceable to the fullest extent permitted by law.

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Section 10.8 Waivers. No waiver of any provision hereof shall be valid unless in writing and signed by the Party granting such waiver nor shall any waiver of any provision be a waiver of any other provision or breach.

Section 10.9 Time is of the Essence. Time is of the essence with respect to the full performance by each Party of its duties and obligations arising hereunder.

Section 10.10 Attorneys Fees. For every dispute regarding this Agreement, the prevailing Party is entitled to its costs, expenses, and reasonable attorney fees’ (whether incurred at trial, on appeal, or otherwise) incurred in resolving or settling the dispute, in addition to all other damages or awards to which the Party may be entitled. Should the prevailing Party use in-house counsel, the prevailing Party shall be entitled to attorney’s fees calculated by multiplying the hours reasonably expended by counsel times the hourly rate charged by private firm counsel of like experience in the Dallas, Texas area, and not by reference to in house counsel’s salary or any other measure.

Section 10.11 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, TX 75057
Attention: President Facsimile: (972) 420-4060

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive Lewisville, Texas 75057
Attention: General Counsel
Telephone: (972) 420-8200
Facsimile: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Telephone: (214) 651-4796
Facsimile: (214) 651-4330

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Buyer:	CareerStaff Unlimited, Inc.
8615 Freeport Parkway, Suite 225
Irving, Texas 75063
Attention: Rick Peranton, President
Telephone: (972) 812-3200
Facsimile: (972) 812-3232

with copy to:	Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, CA 92612
Attention: General Counsel
Telephone: (949) 255-7100
Facsimile: (949) 255-7055

and with copy to:	The Nathanson Group PLLC
1520 Fourth Avenue, Sixth Floor
Seattle, Washington 98101
Attention: Randi S. Nathanson
Telephone: (206) 623-6239
Facsimile: (206) 623-1738

or at such other address for a Party as such Party may designate by notice hereunder to the other Parties.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday.

Section 10.14 Third Party Beneficiary. The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a Party to this Agreement or successor or assign thereto.

Section 10.15 Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

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IN WITNESS WHEREOF, the Parties hereby execute this Membership Interest Purchase Agreement as of the day and year first written above.

HORIZON HEALTH CORPORATION

By:	/s/ David K. White
Name:	David K. White
Title:	President

CAREERSTAFF UNLIMITED, INC.

By:	/s/ Richard Peranton
Name:	Richard Peranton
Title:	President

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